Exhibit 99.1

Supernus Announces Third Quarter 2015 Financial Results and Raises 2015 Guidance

•                  Third quarter product prescriptions totaled 102,831, representing a 78.0% increase over the same quarter last year and a 12.6% increase over the second quarter of 2015.

•                  Net product sales for the third quarter of 2015 were $38.6 million, representing a 71.7% increase over the same quarter last year and a 12.5% increase over the second quarter of 2015.

•                  Operating income for the third quarter of 2015 was $4.3 million, compared to an operating loss of $(0.8) million in the same quarter last year, which excludes the impact of a $30 million royalty monetization transaction.

•                  The Company initiated Phase III clinical trials for SPN-810 during the third quarter of 2015 and a Phase IIb clinical trial for SPN-812 during the fourth quarter of 2015.

•                  The Company increased its full year 2015 financial guidance for net product sales and operating income. The revised ranges are $143 million to $145 million for net product sales and $13 million to $15 million for operating income.

Rockville, Md., November 3, 2015 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for the third quarter of 2015 and associated company developments.

Commercial Update

Third quarter 2015 product prescriptions for Trokendi XR® and Oxtellar XR® totaled 102,831, a 78.0% increase over the 57,776 product prescriptions for the third quarter of 2014 and an increase of 12.6% over the 91,324 product prescriptions in the second quarter of 2015.

	Prescriptions	Change in Prescriptions (%)
	Q3 2015	Q3 15 vs. Q3 14	Q3 15 vs. Q2 15
Trokendi XR	77,331	95.7%	13.8%
Oxtellar XR	25,500	39.7%	9.2%
Total	102,831	78.0%	12.6%

Source: Product prescriptions as reported by Wolters-Kluwer/Symphony

“Our commercial team continues to execute very well in growing Trokendi XR and Oxtellar XR, as evidenced by the strong growth in prescriptions and product sales,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “We are pleased with our year to date results, reaching $101 million in total net product sales.”

During October 2015 the Company announced that the U.S. Food and Drug Administration (FDA) accepted for review the Company’s supplemental new drug application requesting expansion of the current indication for Trokendi XR to include treatment in adults for prophylaxis of migraine headache.

Revenues and Gross Margin

Net product sales of Trokendi XR for the third quarter of 2015 were $29.9 million, a 95.4% increase over $15.3 million in the same period last year and a 13.7% increase over $26.3 million in the second quarter of 2015. Net product sales of Oxtellar XR in the third quarter of 2015 were $8.7 million, a 20.8% increase over $7.2 million in the same period last year and an 8.7% increase over $8.0 million in the second quarter of 2015.

Total revenue of $38.6 million in the third quarter of 2015 consisted almost exclusively of net product sales, compared to total net product sales of $22.5 million in the third quarter of 2014.

Gross margin for the third quarter of 2015 was 94.2%.

Progress of Product Candidates

The Company’s product candidates currently in development, SPN-810 for impulsive aggression in patients who have ADHD and SPN-812 for ADHD, continue to progress on schedule.

In the third quarter of 2015 the Company filed with the FDA the special protocol assessment (SPA) on SPN-810 and initiated Phase III trials. The Company expects to finalize the SPA with the FDA in the fourth quarter of 2015, prior to first patient dosing.

Regarding SPN-812, a Phase IIb clinical trial was initiated during the fourth quarter of 2015. In addition, the Company started a single-ascending dose study and a multiple-ascending dose study in adult healthy volunteers.  Results from these latter studies are expected in the fourth quarter of 2015.

“Our initiation of Phase III clinical trials for SPN-810 represents another major milestone for Supernus, and positions SPN-810 as potentially the first product indicated for impulsive aggression in ADHD for children and adolescents” said Mr. Khattar. “Our R&D organization continues to make significant progress in advancing our late-stage pipeline products by initiating multiple clinical trials in the past few months.”

Operating Expenses

Research and development expenses in the third quarter of 2015 were $9.1 million, as compared to $4.7 million in the same quarter last year. This increase is primarily due to the initiation of Phase III testing associated with SPN-810, manufacturing and packaging of clinical trial materials, selection of a CRO and the screening of clinical trial sites. Research and development expenses are expected to increase during the fourth quarter of 2015 and throughout 2016 as the Company continues the clinical advancement of both SPN-810 and SPN-812.

Selling, general and administrative expenses in the third quarter of 2015 were $22.9 million, as compared to $17.3 million in the same quarter last year. The higher expense in 2015 reflects continued marketing programs and promotional materials in support of Trokendi XR and Oxtellar XR.

Operating Income and Earnings Per Share

The Company reported operating income in the third quarter of 2015 of $4.3 million, as compared to an operating loss of $(0.8) million in the same period last year excluding the previously mentioned impact of a $30 million royalty monetization transaction.

Diluted earnings per share were $0.08 in the third quarter ended September 30, 2015, compared to $0.39 in the same period last year.

Weighted average diluted common shares outstanding in the third quarter of 2015 were approximately 51.6 million, as compared to approximately 50.8 million in the same period last year.

As of November 3, 2015, approximately $8.5 million of the Company’s six year, $90 million notes, bearing interest at 7.5% per annum, remained outstanding.

Capital Resources

As of September 30, 2015, the Company had $101.7 million in cash, cash equivalents, marketable securities, and long term marketable securities, as compared to $94.2 million at December 31, 2014.  Cash flow from operations for the nine months ended September 30, 2015 was $12.2 million.

Financial Guidance

The Company increased its full year 2015 financial guidance for both expected net product sales and operating income. The Company expects that net product sales will range from $143 million to $145 million, with operating income ranging from $13 million to $15 million. This compares to prior guidance of net product sales of $135 million to $140 million and operating income of $8 million to $10 million.

The Company expects that expenses will exceed $30 million in 2015, as compared to research and development expenses of $19.6 million in 2014, as the Company progresses the development of SPN-810 and SPN-812.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. ET, on Wednesday, November 4, 2015. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	64872787
Conference Call Name:	Supernus Pharmaceuticals 3Q 2015 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under ‘Investors’.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR (extended-release oxcarbazepine) and Trokendi XR (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of impulsive aggression in patients with ADHD in conjunction with standard ADHD treatment and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates and to add new indications to existing products; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2015	December 31, 2014
	(unaudited)

Cash, cash equivalents and marketable securities	$57,702	$74,336
Accounts receivable, net	23,603	17,270
Inventories, net	14,742	13,441
Prepaid expenses and other current assets	6,504	3,845
Total Current Assets	102,551	108,892

Long term marketable securities	43,967	19,816
Property and equipment, net	3,210	2,448
Intangible assets, net	16,627	5,434
Other non-current assets	415	918
Total Assets	$166,770	$137,508

Accounts payable	$2,812	$1,863
Accrued sales deduction	18,820	8,461
Accrued expenses	21,353	17,026
Deferred licensing revenue	143	143
Total Current Liabilities	43,128	27,493

Deferred licensing revenue, net of current portion	1,167	1,274
Convertible notes, net of discount	8,068	26,947
Other non-current liabilities	3,815	3,876
Derivative liabilities	1,156	6,564
Total Liabilities	57,334	66,154

Total Stockholders’ Equity	109,436	71,354
Total Liabilities & Stockholders’ Equity	$166,770	$137,508

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenue
Net product sales	$38,551	$22,452	$100,914	$59,056
Revenue from royalty agreement	—	30,000	—	30,000
Licensing revenue	35	36	857	2,188

Total revenue	38,586	52,488	101,771	91,244

Costs and expenses
Cost of product sales	2,248	1,321	5,628	3,476
Research and development	9,129	4,657	19,690	13,816
Selling, general and administrative	22,900	17,343	65,637	54,452

Total costs and expenses	34,277	23,321	90,955	71,744

Operating income	4,309	29,167	10,816	19,500
Other income (expense)
Interest income	169	78	419	265
Interest expense	(292)	(1,289)	(1,004)	(3,774)
Changes in fair value of derivative liabilities	114	760	66	2,115
Loss on extinguishment of debt	(25)	(860)	(2,400)	(2,592)
Other income	5	2	30	2

Total other expense	(29)	(1,309)	(2,889)	(3,984)

Earnings before income taxes	4,280	27,858	7,927	15,516

Income tax expense	58	—	782	—

Net income	$4,222	$27,858	$7,145	$15,516

Income per common share:
Basic	$0.09	$0.65	$0.15	$0.37
Diluted	$0.08	$0.39	$0.15	$0.13

Weighted-average number of common shares:
Basic	48,515,071	42,900,269	47,011,243	42,035,025
Diluted	51,590,797	50,825,633	47,356,146	50,378,186

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com